EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the inclusion in this registration statement on Form SB-2 of our report dated February 15, 2002, on our audits of the consolidated financial statements of MainStreet BankShares, Inc. and subsidiary as of December 31, 2001 and 2000, and for the years then ended. We also consent to the reference to our firm under the caption “Experts”.

MCLEOD & COMPANY

Roanoke, Virginia
October 28, 2002